Exhibit 99.1

Digimarc Elects New Board Member with Deep Sales Leadership Expertise

LaShonda Anderson-Williams adds enterprise sales experience from Salesforce and Microsoft

BEAVERTON, Ore. – June 6, 2023 – Digimarc Corporation (NASDAQ: DMRC) today announced that Salesforce executive, LaShonda Anderson-Williams, has been elected to the company’s Board of Directors, effective June 12, 2023. She has been appointed to the Governance, Nominating, and Sustainability and Compensation and Talent Management Committees.

Anderson-Williams is currently the Global EVP and Chief Revenue Officer of Healthcare and Lifesciences at Salesforce, the world’s leading customer relationship management software platform. She is responsible for the global industry strategy and vision of the second largest industry vertical at Salesforce, leading a team of over 2,000 professionals in delivering 20+% growth on a $1 billion+ business. Previously, she served in a variety of digital transformation and sales management roles over 20+ years at Microsoft and IBM.

“LaShonda has a deep understanding of sales processes and the proven history of success leading enterprise technology sales that will help guide Digimarc toward our ambitious goal of digitizing the world’s products,” said Riley McCormack, CEO at Digimarc. “We will benefit from her strengths in operational excellence, developing high-performing and diverse talent, and fostering a world-class sales culture on our journey to drive digital transformation through product digitization.”

“We are thrilled to welcome LaShonda to the Digimarc Board,” commented Alicia Syrett, Board Chair and Chair of the Governance, Nominating, and Sustainability Committee. “As a seasoned executive in the software industry, she not only brings exceptional sales expertise from leading companies but also strong people leadership skills. We look forward to her contributions in key areas such as human capital management and culture as a member of our Governance, Nominating, and Sustainability and Compensation and Talent Management committees. LaShonda’s ability to be incredibly thoughtful and strategic about business issues while incorporating her values will be a real asset to our Board as we help guide Riley and the entire Digimarc team through the incredible growth ahead.”

“Digimarc delivers some of the world’s most innovative and powerful technologies, and I’m thrilled to join the Board and help guide the company in its journey forward,” Anderson-Williams said. “When we leverage the combination of talent, creativity, engineering, and sales acumen to the fullest, there is no doubt that Digimarc will successfully help customers unlock the power of product digitization.”

Anderson-Williams earned a Bachelor of Business Administration (BBA) degree at Texas Woman’s University, and currently serves on the advisory board for the University of Houston College of Technology. In addition, she has been recognized as the 2021 “Top 50 Most Powerful Women in Technology” by the National Diversity Leadership Conference and among the “Top 25 Women Leaders” in 2021 by The Healthcare Technology Report.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is a global leader in product digitization. A pioneer in digital watermarks, Digimarc connects every physical and digital item to a digital twin that captures product data, records events and interactions, and enables powerful new automations. Trusted to deter counterfeiting of global currency for more than 20 years, Digimarc is also recognized for ensuring product authenticity, improving plastics recycling, and more with a commitment to promoting a prosperous, safer, and more sustainable world. See more at Digimarc.com.

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Media Contact:

Corey Grice

503-469-4731

pr@digimarc.com